EXHIBIT 99.1
THE STATE BANK
P.O. BOX 725
FENTON, MI 48430-0725

Contact:	Donald Grill
The State Bank
(810) 714-3985

December 13, 2006
For Immediate Release
DENNIS LEYDER NAMED PRESIDENT OF
THE STATE BANK
     The Board of Directors of The State Bank recently announced the promotion of Dennis E. Leyder to President and COO of The State Bank. Leyder has served as director of the bank since 2004 and most recently served as Executive Vice President and COO.
     Leyder began his banking career in 1978 as a management trainee with Genesee Merchants Bank in Flint, now part of J.P. Morgan Chase Bank. During his tenure there, he served in various capacities including Investment Manager, Trust Officer, and Credit Manager prior to joining The State Bank in 2001. Since then his duties at The State Bank have included oversight for the areas of Trust, Investment Management, Brokerage, Financial Planning, Retail Banking and Commercial lending.
     Leyder earned a Bachelor’s Degree in Business Administration from Ferris State University and is a graduate of the Midwest Trust School and the Robert M. Perry School of Banking. He is currently enrolled in the Graduate School of

Banking at the University of Pennsylvania Wharton School of Business. He resides in Linden with his wife, Bonnie. Their oldest son Rob is a sophomore at Western Michigan University, daughter Beth is a freshman at Western Michigan University and son Andrew is a freshman at Linden High School.
     Donald L. Grill who has served as President of the bank since 1996 will continue as CEO and maintain the title of President and CEO of Fentura Financial, Inc. Fentura is a multi bank holding company headquartered in Fenton which owns The State Bank with offices in Fenton, Linden, Holly, Grand Blanc and Brighton as well as Davison State Bank with offices in the Davison area and West Michigan Community Bank with offices in Hudsonville, Holland, Jenison and Grandville. Fentura also holds a minority investment in four other Michigan banks. Ronald L. Justice serves as CEO of Davison State Bank and former State Bank Senior Lender Robert E. Sewick serves as CEO of West Michigan Community Bank.
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